Exhibit 99.1

Liberty Latin America to Acquire Controlling Stake in UTS

•	Acquisition increases C&W’s scale in Curaçao and expands footprint to St. Maarten, St. Martin, Bonaire, St. Barths, St. Eustatius and Saba

•	Bringing innovation and world-class connectivity solutions to UTS customers

•	Leveraging Liberty Latin America’s regional scale to drive synergies
Denver, Colorado – March 26, 2019: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB), today announced that it has entered into a definitive agreement to acquire 87.5% of United Telecommunication Services N.V. (“UTS”), which provides fixed and mobile services to the island nations of Curaçao, St. Maarten, St. Martin, Bonaire, St. Barths, St. Eustatius and Saba, in an all cash transaction. The agreement to acquire represents all shares held in UTS by the Government of Curaçao. In the transaction, UTS is valued at an enterprise value of $189 million on a cash- and debt-free basis, representing a multiple of 6x 2018 Adjusted EBITDA prior to the merger with the existing Cable & Wireless Communications Limited (C&W) business in Curaçao and integration into LLA’s regional operations. This enhanced national and regional scale will provide a platform for both improved and exciting services for all our customers and for further material synergies.
Balan Nair, President and CEO of Liberty Latin America, commented, “We are excited to welcome UTS to Liberty Latin America. By consolidating these operations in Curaçao, we will form the largest full-service converged telecom operator on the island and create a true national champion, bringing world-class connectivity solutions to our customers on both fixed and mobile networks. In addition, through this acquisition, we are expanding our footprint in the region, allowing us to further leverage our operational scale and unique sub-sea network.”
UTS provides video, broadband internet, fixed-line telephony and mobile LTE services to residential and business customers across Curaçao, St. Maarten, St. Martin, Bonaire, St. Barths, St. Eustatius and Saba. As of December 31, 2018, UTS served a total of 101,000 fixed subscribers and 134,000 mobile subscribers3, the majority of which were located in Curaçao.
Liberty Latin America intends to finance the acquisition of UTS through existing liquidity, including incremental revolver drawings at C&W. The transaction is expected to be completed in the coming days.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of the transaction, including scale and synergy benefits and opportunities; the expected impact on connectivity solutions, technology, and standards of service; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include factors that are outside of our control, including our ability to achieve expected operational efficiencies, synergies and economies of scale, as well as other factors detailed from time to time in Liberty Latin America’s filings with the Securities and Exchange Commission, including its most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. Liberty Latin America expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Latin America’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About UTS
United Telecommunication Services owns and operates multiple media and telecommunication businesses that serve a wide range of audiences across the different island territories where they operate, which includes Curaçao, St. Maarten, St. Martin, Bonaire, St. Barths, St. Eustatius and Saba. In addition to serving the local population, these territories are well known as tourism and business destinations.
About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.
Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).
For more information, please visit www.lla.com or contact:
Investor Relations:
Kunal Patel    +1 786 274 7552
Media Relations:
Claudia Restrepo    +1 786 218 0407
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1	Reflects the enterprise value for 100% of the shares in UTS and is subject to customary adjustments under the transaction documents, including changes in working capital and 2018 business performance.

2
The Adjusted EBITDA (defined as earnings before net financing expenses, income taxes, depreciation and amortization, restructuring cost, net hurricane claim proceeds and certain non-recurring items) for the year ended December 31, 2018 (fiscal year 2018), represents Liberty Latin America’s management’s best estimate of UTS’s Adjusted EBITDA based upon financial information obtained from the management of UTS. Such financial information is in accordance with International Financial Reporting Standards (“IFRS”), as adjusted for identified accounting policy differences with Liberty Latin America’s accounting principles generally accepted in the United States (“U.S. GAAP”). Liberty Latin America has not completed its analysis of the differences between Liberty Latin America’s U.S. GAAP accounting policies and UTS’s IFRS accounting policies with respect to UTS’s financial information.

3	Operating statistics for UTS are based on UTS’s counting policies and are subject to change once UTS’s operating statistics are presented in accordance with Liberty Latin America’s policies.

2